Exhibit 99.1

NEWS RELEASE	CONTACTS: (408) 995-5115
Media Relations: Katherine Potter, Ext. 1168
Investor Relations: Rick Barraza, Ext. 1125

CALPINE REPORTS SECOND QUARTER 2003 FINANCIAL RESULTS

Significant Progress on Liquidity and Refinancing Transactions

Update on 2003 Earnings Guidance

     (SAN JOSE, CALIF.) August 6, 2003 – San Jose, Calif.-based Calpine Corporation [NYSE:CPN], one of North America’s leading power companies, today announced financial and operating results for the three and six months ended June 30, 2003.

     For the quarter ended June 30, 2003, the company reported a $0.06 loss per share, or a $23.4 million net loss, compared with $0.18 earnings per share, or $68.3 million net income for the second quarter of 2002. Results for the second quarter of 2003 include a $0.04 per share non-cash charge for equipment and development cost impairment write-downs, a $0.04 per share non-cash charge for foreign exchange translation losses, a $0.02 per share charge for discontinued operations to reflect the sale of the company’s specialty engineering unit, offset by a $0.01 per share gain recorded on the purchase of outstanding debt and a $0.02 per share gain from reducing a reserve for equipment repair costs based on an agreement reached with a vendor.

     For the six months ended June 30, 2003, the company reported a $0.20 loss per share, or a $75.4 million net loss, compared with a $0.02 loss per share, or a $7.4 million net loss for the six months ended June 30, 2002. Results for the first six months of 2003 include a $0.03 per share non-cash charge for equipment and development cost write-downs, a $0.09 per share non-cash charge for foreign exchange translation losses, a $0.03 per share charge for discontinued operations to reflect the sale of the company’s specialty engineering unit, a $0.02 per share loss from non-routine equipment repair costs offset by a $0.01 per share gain recorded on the purchase of outstanding debt.

	Second Quarter

	2003	2002	% Chg

Megawatt-hours Generated (millions)	17.9	15.7	14%
Megawatts in Operation	22,351	14,919	50%
Revenue (millions)	$2,186.1	$1,758.4	24%
Net Income (Loss) (millions)	$(23.4)	$68.3	(134)%
Earnings (Loss) Per Share (millions)	$(0.06)	$0.18	(133)%
Operating Cash Flow (millions)	$113.3	$412.0	(73)%
EBITDA, as adjusted (millions) (a)	$344.4	$326.8	5%
EBITDA, as adjusted, before charges (millions) (b)	$393.8	$346.0	14%
Total Assets (billions)	$26	$23	13%

(a)	Earnings Before Interest, Tax, Depreciation and Amortization, as adjusted; see attached Supplemental Data for reconciliation from net income.

(b)	See attached Supplemental Data for reconciliation from EBITDA, as adjusted.

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CALPINE REPORTS SECOND QUARTER 2003 RESULTS

August 6, 2003

     “At the beginning of the year, Calpine put in place an aggressive program to enhance liquidity, refinance current maturities and begin to reduce outstanding debt,” Calpine President and CEO Peter Cartwright said. “We also wanted to continue Calpine’s transition from a small, independent power developer to a major power company serving large load-serving and industrial customers throughout North America and in the United Kingdom.

     “We’ve made tremendous progress in advancing this program – developing new products and services to better serve our customers, further lowering the cost of production through economies of scale, and executing our near- and long-term strategies in spite of less-than-favorable market conditions,” Cartwright added. “Since the beginning of the year, Calpine has completed or announced more than $1.6 billion of liquidity-enhancing transactions, raised $3.8 billion to refinance and repay debt, and grown our operating and contractual power portfolios.

     “While electricity prices may remain low through 2004, we are beginning to see a positive shift in the market,” Cartwright continued. “We are encouraged by an increased demand for long-term contracts to hedge volatility and by the continuing need to modernize North America’s aging power infrastructure with new, clean, reliable sources of generation.

     “The power industry remains a strong long-term business. Calpine’s proven ability to succeed in the best and most trying of market climates differentiates us from traditional market players,” added Cartwright. “Backed by the industry’s largest, cleanest and most fuel-efficient fleet of natural gas-fired and geothermal power plants and our ability to optimize our growing operating and contractual portfolios, Calpine is poised for continued growth.”

2003 Second Quarter Results

     The company’s growing portfolio of operating generation facilities contributed to a 14% and 23% increase in electric generation production for the three and six months ended June 30, 2003, respectively, compared to the same periods in 2002, allowing the Company to achieve approximately $2.2 billion of revenue for the second quarter of 2003, compared to approximately $1.8 billion for the second quarter of 2002. Electric generation and marketing revenues increased 27% and 41% for the three and six months ended June 30, 2003, respectively, as a result of this new production and as a result of hedging and optimization activity, compared with the same periods in 2002. Operating results for the three and six months ended June 30, 2003, reflect an increase in realized electricity prices. However, the company experienced a decrease in average spark spreads per megawatt-hour compared with the same periods in 2002, reflecting proportionately higher fuel expense.

     Plant operating expenses, interest expense and depreciation were higher due to the additional plants in operation. This was partially mitigated by an increase in oil and gas production margins compared to the prior periods due to higher realized oil and gas pricing. As a result of the above, gross profit for the three and six months ended June 30, 2003, decreased approximately 25% and 16%, respectively, compared to the same periods in 2002.

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CALPINE REPORTS SECOND QUARTER 2003 RESULTS

August 6, 2003

     In the second quarter of 2003, the company provided for a $17.2 million impairment write-down in the carrying value of two excess turbines to be sold in the third quarter in conjunction with construction management services by our Calpine Power Services unit. Calpine expects to use the proceeds of the turbine sales to repurchase bonds at a gain, which together with the expected profits on the construction management services should, in future periods, partially offset the impairment write-down.

     In addition, the company recorded $19.1 million in foreign exchange translation losses relating to inter-company transactions due mainly to a strong Canadian dollar in the quarter. However, primarily as a result of the strong Canadian dollar, the recorded book value of the company’s net long-term investment in foreign assets increased by approximately $69 million, and is reflected in the currency translation account in equity on the balance sheet. Income from unconsolidated operations included $52.8 million ($0.10 per share) in connection with replacing the existing tolling arrangement with a unit of Aquila on the Acadia facility with a tolling contract with our Calpine Energy Services unit, and recorded an $8.5 million after tax charge to discontinued operations as the company decided to sell its specialty engineering business, reflecting the soft market for data centers for the foreseeable future.

2003 Liquidity Program Update

     In 2003, Calpine outlined a $2.3 billion program for construction, refinancing and general corporate purposes. The company has completed or announced more than $1.6 billion of liquidity-enhancing transactions since the beginning of the year. Over the past few months, Calpine has:

•	Monetized one of its long-term power sales contracts with the California Department of Water Resources through an $802 million senior secured notes offering by Power Contract Financing, L.L.C., a Calpine stand-alone subsidiary.

•	Received $105.5 million for a contract monetization and a restructuring of its 50-percent interest in a partnership that owns and operates the 1,160-megawatt Acadia Power Project in Louisiana.

•	Completed an $82.8 million monetization of its 100-megawatt power sales agreement with the Bonneville Power Administration.

•	Announced plans for its stand-alone subsidiary Gilroy Energy Center, LLC (GEC) to sell approximately $270 million of senior secured notes, net proceeds of which will be used to reimburse costs incurred in connection with Calpine’s 11 northern California peaking units. Calpine also announced negotiations for a $74 million third-party equity investment in GEC.

•	Agreed to sell its unconsolidated, 50-percent interest in the 240-megawatt Gordonsville Power Plant. As a result of the transaction, Calpine will receive a $31.5 million cash payment, which includes a $5.5 million payment from the project for return of a debt service reserve.

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CALPINE REPORTS SECOND QUARTER 2003 RESULTS

August 6, 2003

     The company continues to make progress on the remaining liquidity transactions, including additional asset sales, the construction financing for the Riverside and Rocky Mountain projects and the receipt of the balance due from warrants issued as part of the Calpine Power Income Fund secondary offering. All of these transactions are scheduled to be completed during the second half of 2003.

     On June 30, 2003, liquidity for the company totaled approximately $763 million. This included cash and cash equivalents on hand of $418 million, the current portion of restricted cash of $285 million and approximately $60 million of borrowing capacity under the company’s various credit facilities.

Refinancing Program

     During the second quarter, Calpine made tremendous progress in addressing all of its 2003 debt maturities, as well as a term loan maturing in 2004. Highlights of the refinancing efforts include:

•	Completion of a $3.3 billion second-priority term loan and senior secured notes offering. Net proceeds from the offering have been used to repay existing indebtedness, including approximately $950 million of borrowings outstanding under the company’s term loan that was to mature in May 2004, and approximately $450 million of borrowings outstanding under the company’s working capital revolver. The balance of the net proceeds will be used to purchase outstanding public indebtedness in open-market purchases. To date, the company has purchased approximately $1.1 billion of senior notes at a cost of approximately $0.9 billion.

•	Entered into a new $500 million first-priority senior secured working capital facility that included a two-year, $300 million working capital revolver and a four-year, $200 million term loan.

•	Announced a $750 million term loan and secured notes offering to refinance a portion of the company’s CCFC I existing indebtedness, which matures in November 2003. The remaining balance of CCFC I will be repaid from cash on hand.

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CALPINE REPORTS SECOND QUARTER 2003 RESULTS

August 6, 2003

Operations Update

     Calpine is an industry leader in the production of clean, reliable power generation. The company’s operating portfolio consists of 70 natural gas-fired generating facilities and 19 geothermal units. Combined, its portfolio can generate nearly 22,400 megawatts of capacity and represents the largest, cleanest and most fuel-efficient portfolio of its kind. During the second quarter, Calpine has:

•	Produced 17.9 million megawatt-hours, a 14% improvement compared to second quarter production levels in 2002.

•	Achieved an average merchant baseload heat rate of approximately 7,230 British thermal units per kilowatt-hour for the quarter, a 3% improvement over the second quarter of 2002.

•	Advanced construction of 13 additional projects in ten states.

•	Produced approximately 270 million cubic feet equivalent per day of natural gas – representing about 21% of Calpine’s total fuel consumption requirements.

•	Completed construction of ten natural gas-fired power plants, representing more than 3,000 megawatts of new capacity. During the first six months of 2003, Calpine added approximately 3,400 megawatts of capacity.

     As a result of the efforts of Calpine’s turbine and central maintenance group and Siemens Westinghouse, Calpine’s facilities are fully operational. Calpine’s turbine maintenance expertise and ability to manufacture parts have enabled the company to expedite repairs and modifications to ensure continued high reliability to meet peak summer demand.

New Market Opportunities

     As an operations- and customer-focused company, Calpine’s strategy is to sell approximately two-thirds of its power under long-term contracts to large load-serving entities and industrial customers.

     During the first half of 2003, the company entered into a number of new power contracts with major load-serving customers in key power markets throughout North America. These contracts, totaling approximately 4,500 megawatts, have an average on-peak spark spread of approximately $19 per megawatt hour and have an average life of more than two years. In addition, Calpine is currently pursuing approximately 26,000 megawatts of new contract opportunities.

     A recent example of Calpine’s fully integrated capabilities includes a multi-service agreement with a California municipality. To help its customer develop a new, cost-effective energy resource, Calpine developed a program that incorporates engineering, construction management and equipment inventory services, including two gas-fired turbines. The municipality benefits from Calpine’s fully integrated capabilities and from the installation of highly reliable equipment. Calpine gains a valued customer and attractive services agreement. Proceeds from the turbine sales will be used to repurchase its bonds at a gain.

     Included in the attached Supplemental Data to this news release is an updated report summarizing Calpine’s total generation capacity through 2007 and the percentage of this capacity currently under contract. A full detailed report is available on the company’s website at www.calpine.com.

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CALPINE REPORTS SECOND QUARTER 2003 RESULTS

August 6, 2003

Updated 2003 Earnings Guidance

     The company is updating its GAAP fully diluted earnings per share guidance for the year ending December 31, 2003 to a range of approximately $0.90 to $1.20 per share. Included in this guidance are other expenses, which include equipment and development cost write-downs and foreign exchange translation losses; other income, which includes gains on sale of assets; gains to be recorded on the open-market purchases of existing indebtedness, and mark-to-market gains to be recorded on certain power and gas contracts due to a change in accounting principle. The following is a breakdown of the 2003 earnings guidance:

• Core operating earnings	$0.25	to	$0.35
• Net other expense	($0.10)	to	($0.15)
• Net other income	$0.10	to	$0.20
• Gains on the purchase of existing debt	$0.40	to	$0.45
• Mark-to-market earnings	$0.25	to	$0.35
Total	$0.90	to	$1.20

     EBITDA, as adjusted, before non-cash and other charges, is anticipated to be approximately $1.4 to $1.5 billion. The operating earnings and EBITDA, as adjusted estimates are based on average on-peak spark spreads of approximately $8 to $10 per megawatt-hour and include increased interest expense associated with completed recently announced financing transactions.

Conference Call Information

     Calpine will host a conference call to discuss its second quarter 2003 financial results and provide an update on liquidity and refinancings. The conference call will occur Wednesday, August 6, 2003, at 8:30 a.m. PDT. To participate via the teleconference (in listen-only mode), dial 1-888-603-6685 at least five minutes before the start of the call. In addition, Calpine will simulcast the conference call live via the Internet. The web cast can be accessed and will be available for 30 days on Calpine’s investor relations page at www.calpine.com.

About Calpine

     Calpine Corporation is a leading North American power company dedicated to providing electric power to wholesale and industrial customers from clean, efficient, natural gas-fired and geothermal power facilities. The company generates power at plants it owns or leases in 22 states in the United States, three provinces in Canada and in the United Kingdom. Calpine is also the world’s largest producer of renewable geothermal energy, and it owns approximately one trillion cubic feet equivalent of proved natural gas reserves in Canada and the United States. The company was founded in 1984 and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information about Calpine, visit www.calpine.com.

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CALPINE REPORTS SECOND QUARTER 2003 RESULTS

August 6, 2003

     This news release discusses certain matters that may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Calpine Corporation (“the Company”) and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results such as, but not limited to, (i) the timing and extent of deregulation of energy markets and the rules and regulations adopted on a transitional basis with respect thereto; (ii) the timing and extent of changes in commodity prices for energy, particularly natural gas and electricity; (iii) commercial operations of new plants that may be delayed or prevented because of various development and construction risks, such as a failure to obtain the necessary permits to operate, failure of third-party contractors to perform their contractual obligations or failure to obtain financing on acceptable terms; (iv) unscheduled outages of operating plants; (v) a competitor’s development of lower cost generating gas-fired power plants; (vi) risks associated with marketing and selling power from power plants in the newly-competitive energy market; (vii) the successful exploitation of an oil or gas resource that ultimately depends upon the geology of the resource, the total amount and costs to develop recoverable reserves and operations factors relating to the extraction of natural gas; (viii) the effects on the Company’s business resulting from reduced liquidity in the trading and power industry; (ix) the Company’s ability to access the capital markets or obtain bank financing on attractive terms; (x) the direct or indirect effects on the Company’s business of a lowering of its credit rating (or actions it may take in response to changing credit rating criteria), including, increased collateral requirements, refusal by the Company’s current or potential counterparties to enter into transactions with it and its inability to obtain credit or capital in desired amounts or on favorable terms; and (xi) other risks identified from time-to-time in our reports and registration statements filed with the SEC, including the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2002, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, which can be found on the Company’s website at www.calpine.com. All information set forth in this news release is as of today’s date, and the Company undertakes no duty to update this information.

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CALPINE CORPORATION AND SUBSIDIARIES
Consolidated Condensed Statements of Operations
For the Three and Six Months Ended June 30, 2003 and 2002
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Revenue:
Electric generation and marketing revenue
Electricity and steam revenue	$1,072,636	$707,312	$2,194,674	$1,329,712
Sales of purchased power for hedging and optimization	744,805	718,157	1,426,089	1,238,208

Total electric generation and marketing revenue	1,817,441	1,425,469	3,620,763	2,567,920
Oil and gas production and marketing revenue
Oil and gas sales	29,490	16,128	55,479	69,204
Sales of purchased gas for hedging and optimization	328,478	309,352	655,946	432,756

Total oil and gas production and marketing revenue	357,968	325,480	711,425	501,960
Trading revenue, net
Realized revenue on power and gas trading transactions, net	9,060	2,202	30,274	8,431
Unrealized mark-to-market gain (loss) on power and gas transactions, net	(7,221)	1,974	(7,992)	4,791

Total trading revenue, net	1,839	4,176	22,282	13,222
Other revenue	8,808	3,247	16,100	5,978

Total revenue	2,186,056	1,758,372	4,370,570	3,089,080

Cost of Revenue:
Electric generation and marketing expense
Plant operating expense	164,448	118,415	329,428	234,889
Royalty expense	6,461	4,194	11,818	8,349
Purchased power expense for hedging and optimization	738,719	550,879	1,418,668	980,114

Total electric generation and marketing expense	909,628	673,488	1,759,914	1,223,352
Oil and gas production and marketing expense
Oil and gas production expense	29,082	22,788	54,773	44,427
Purchased gas expense for hedging and optimization	331,122	331,392	648,070	452,753

Total oil and gas production and marketing expense	360,204	354,180	702,843	497,180
Fuel expense	555,368	350,298	1,205,604	682,832
Depreciation, depletion and amortization expense	140,187	103,674	274,897	198,643
Operating lease expense	28,168	28,239	55,860	56,380
Other expense	6,870	1,146	12,121	3,098

Total cost of revenue	2,000,425	1,511,025	4,011,239	2,661,485

Gross profit	185,631	247,347	359,331	427,595
Loss (income) from unconsolidated investments in power projects	(59,352)	1,111	(64,475)	(386)
Equipment cancellation cost	2,043	—	2,130	168,471
Project development expense	6,072	24,713	11,158	36,051
General and administrative expense	63,820	52,422	117,520	110,248

Income from operations	173,048	169,101	292,998	113,211
Interest expense	148,879	79,117	291,840	152,822
Distributions on trust preferred securities	15,656	15,655	31,313	31,309
Interest income	(9,002)	(9,762)	(17,039)	(21,938)
Minority interest expense	5,333	681	7,612	411
Other expense (income)	30,881	(3,718)	65,472	(16,301)

Income (loss) before provision (benefit) for income taxes	(18,699)	87,128	(86,200)	(33,092)
Provision (benefit) for income taxes	(3,881)	27,767	(20,433)	(14,801)

Income (loss) before discontinued operations and cumulative effect of a change in accounting principle	(14,818)	59,361	(65,767)	(18,291)
Discontinued operations, net of tax provision (benefit) of $(5,330), $4,771, $(6,439) and $5,768	(8,548)	8,960	(10,144)	10,939
Cumulative effect of a change in accounting principle, net of tax provision of $—, $—, $450 and $—	—	—	529	—

Net income (loss)	$(23,366)	$68,321	$(75,382)	$(7,352)

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	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Basic earnings (loss) per common share:
Weighted average shares of common stock outstanding	381,219	356,158	381,089	331,745
Income (loss) before discontinued operations and cumulative effect of a change in accounting principle	$(0.04)	$0.17	$(0.17)	$(0.06)
Discontinued operations, net of tax	$(0.02)	$0.02	$(0.03)	$0.04
Cumulative effect of a change in accounting principle, net of tax	$—	$—	$—	$—

Net income (loss)	$(0.06)	$0.19	$(0.20)	$(0.02)

Diluted earnings (loss) per common share:
Weighted average shares of common stock outstanding before dilutive effect of certain convertible securities	381,219	365,606	381,089	331,745
Income (loss) before dilutive effect of certain convertible securities, discontinued operations and cumulative effect of a change in accounting principle	$(0.04)	$0.16	$(0.17)	$(0.06)
Dilutive effect of certain convertible securities (1)	$—	$—	$—	$—

Income (loss) before discontinued operations and cumulative effect of a change in accounting principle	$(0.04)	$0.16	$(0.17)	$(0.06)
Discontinued operations, net of tax	$(0.02)	$0.02	$(0.03)	$0.04
Cumulative effect of a change in accounting principle, net of tax	$—	$—	$—	$—

Net income (loss)	$(0.06)	$0.18	$(0.20)	$(0.02)

The financial information presented above and in the Supplemental Data attached hereto is subject to adjustment until the company files its Form 10-Q with the Securities and Exchange Commission for the quarter ended June 30, 2003.

(1)	Includes the effect of the assumed conversion of certain convertible securities. No convertible securities were included in the three months ended June 30, 2003, or for the six months ended June 30, 2003 and 2002 amounts as the securities were antidilutive. For the three months ended June 30, 2002, the assumed conversion calculation added 85,320 shares of common stock and $11,306 to the net income results.

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CALPINE CORPORATION AND SUBSIDIARIES
Supplemental Data
(unaudited)

CASH FLOW DATA

	Six Months Ended
	June 30,

	2003	2002

(in thousands)
Cash provided by operating activities	$113,298	$412,005
Cash used in investing activities	(1,297,824)	(2,530,844)
Cash provided by financing activities	1,017,322	1,116,524
Effect of exchange rate changes on cash and cash equivalents	5,672	3,958

Net increase (decrease) in cash and cash equivalents	$(161,532)	$(998,357)

RECONCILIATION OF GAAP NET INCOME (LOSS) TO EBITDA, AS ADJUSTED (1)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

(in thousands)
GAAP net income (loss)	$(23,366)	$68,321	$(75,382)	$(7,352)
Loss (income) from unconsolidated investments in power projects	(59,352)	1,111	(64,475)	(386)
Distributions from unconsolidated investments in power projects	111,614	9	121,015	18

Adjusted net income (loss)	28,896	69,441	(18,842)	(7,720)
Interest expense	148,879	79,117	291,840	152,822
1/3 of operating lease expense	9,389	9,413	18,620	18,793
Distributions on trust preferred securities	15,656	15,655	31,313	31,309
Provision (benefit) for income taxes	(3,881)	27,767	(20,433)	(14,801)
Depreciation, depletion and amortization expense	146,435	108,221	287,630	208,719
Interest expense, provision for income taxes and depreciation, depletion and amortization from discontinued operations	(998)	17,212	(2,106)	29,501

EBITDA, as adjusted	$344,376	$326,826	$588,022	$418,623

RECONCILIATION OF EBITDA, AS ADJUSTED TO EBITDA, AS ADJUSTED BEFORE NON-CASH AND OTHER CHARGES (2)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

(in thousands)
EBITDA, as adjusted	$344,376	$326,826	$588,022	$418,623
Equipment cancellation and write-down cost	—	14,994	—	183,465
Cumulative effect of a change in accounting principle	—	—	529	—
Minority interest expense	5,333	681	7,612	411
Foreign currency translation losses	19,095	1,971	44,304	1,898
Derivative mark-to-market (gains) losses	7,221	(1,974)	7,992	(4,791)
Gain on repurchase of debt	(6,763)	—	(6,763)	(3,491)
Turbine write-off	17,179	—	17,179	—
Deferred project cost write-off	3,400	3,529	3,400	5,292
SFAS 123 (stock-based compensation) expense	3,933	—	8,423	—

EBITDA, as adjusted, before non-cash and other charges	$393,774	$346,027	$670,698	$601,407

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SUPPLEMENTARY POWER DATA

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Generation (in mwh, in thousands) (3)	17,909,325	15,681,706	37,331,224	30,390,521
Average electric price realized (per mwh)	$60.23	$55.77	$58.99	$52.25
Average spark spread adjusted for benefits of equity gas production (per mwh)	$26.93	$29.22	$24.83	$27.54

SUPPLEMENTARY EQUIVALENT NATURAL GAS PRODUCTION DATA (4)

	Three Months Ended		Six Months Ended

		June 30,		June 30,

	2003	2002	2003	2002

(in Bcfe)
Natural Gas Production
United States	15	14	30	27
Canada	10	12	20	24

Total	25	26	50	51

Average daily production rate	0.270	0.286	0.280	0.282
Average realized price per mcf	$4.92	$2.75	$5.18	$2.66

Average unit cost per mcf (excluding interest expense)	$2.75	$2.41	$2.55	$2.34

CALPINE CONTRACTUAL PORTFOLIO – AS OF JUNE 30, 2002

	Balance of
	2003	2004	2005	2006	2007

Estimated Generation Capacity
(in millions of mwh)
- Baseload	72.4	159.2	189.3	195.6	195.6
- Peaking	11.4	24.0	25.3	25.4	25.4

Total	83.8	183.2	214.6	221.0	221.0

Contractual Generation
(in millions of mwh)
- Baseload	40.5	64.6	62.7	56.3	42.5
- Peaking	9.8	18.6	18.5	17.4	17.4

Total	50.3	83.2	81.2	73.7	59.9

% Sold
- Baseload	56%	41%	33%	29%	22%
- Peaking	86%	78%	73%	68%	68%
- Total	60%	45%	38%	33%	27%
Contractual Spark Spread per mwh	$24.20	$24.62	$25.27	$24.94	$25.32

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	As of	As of
CAPITALIZATION	June 30, 2003	December 31, 2002

Cash and cash equivalents balance (in billions)	$0.4	$0.6
Total debt (in billions)	$15.1	$14.1
Debt to capitalization ratio	73%	73%
Present value of operating leases (in billions)	$1.4	$1.4
Unconsolidated debt of equity method investments (estimated, in billions) (5)	$0.2	$0.2
(in thousands):
Short-term debt
Notes payable, term loan and borrowings under lines of credit, current portion	$1,403,292	$340,703
Capital lease obligation, current portion	3,852	3,454
Construction/project financing, current portion	1,325,853	1,307,291

Total short-term debt	2,732,997	1,651,448
Long-term debt
Notes payable, term loan and borrowings under lines of credit, net of current portion	893,340	957,814
Capital lease obligation, net of current portion	196,486	197,653
Construction/project financing, net of current portion	3,126,475	3,212,022
Convertible Senior Notes Due 2006	1,200,000	1,200,000
Senior notes	6,920,214	6,894,801

Total long-term debt	12,336,515	12,462,290
Total debt	$15,069,512	$14,113,738
Company-obligated mandatorily redeemable convertible preferred securities of subsidiary trusts	$1,124,497	$1,123,969
Minority interests	$421,597	$185,203
Total stockholders’ equity (6)	$3,996,727	$3,851,914

Total capitalization	$20,612,333	$19,274,824

Debt to capitalization ratio
Total debt	$15,069,512	$14,113,738
Total capitalization	$20,612,333	$19,274,824
Debt to capitalization	73%	73%

(1)	This non-GAAP measure is presented not as a measure of operating results, but rather as a measure of our ability to service debt. It should not be construed as an alternative to either (i) income (loss) from operations or (ii) cash flows from operating activities to be disclosed in the company’s Form 10-Q for the quarter ended June 30, 2003. It is defined as net income less income from unconsolidated investments, plus cash received from unconsolidated investments, plus provision for tax, plus interest expense, plus one-third of operating lease expense, plus depreciation, depletion and amortization, plus distributions on trust preferred securities. The interest, tax and depreciation, depletion and amortization components of discontinued operations are added back in calculating EBITDA, as adjusted.

(2)	This non-GAAP measure is presented as a further refinement of EBITDA, as adjusted, to reflect the company’s ability to service debt with cash.

(3)	Does not include mwh generated by unconsolidated investments in power projects.

(4)	From continuing operations

(5)	Amounts based on Calpine’s ownership percentage.

(6)	Includes accumulated other comprehensive loss (“AOCI”) of $28,249 at June 30, 2003 and $237,457 at December 31, 2002. Excluding AOCI from stockholders’ equity would not change the debt to capitalization ratio at June 30, 2003, and would change the ratio to 72% at December 31, 2002.

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